PRESS RELEASE Milestone Properties, Inc. o  150 Palmetto
Park Road  o  Boca Raton, FL 33432 o  (561) 394-9533 o  Fax: (561) 392-8311



For Immediate Release

Date:          July 14, 1998
Contact:       Karen Renza
Phone:         (561) 394-9533
Fax:           (561) 392-8311


Boca Raton, Florida--Milestone Properties, Inc. announced today that it has reached a settlement with plaintiff's counsel in a purported class action lawsuit brought in the Court of Chancery of the State of Delaware by holders of the Company's $.78 Convertible Series A Preferred Stock against the Company and its directors. Pursuant to the proposed settlement, each holder of the Company's Preferred Stock who does not opt-out will be required to surrender such Preferred Stock and all claims it may have against the Company and the other named defendants in connection with the purported class action in exchange for $3.00 in cash for each share of preferred stock. A settlement agreement has not yet been signed and any settlement agreement, once signed, will be subject to court approval, as well as a number of conditions which may be waived at the option of the defendants, including the condition that not more than 10% of the issued and outstanding shares of Preferred Stock opt out of the Class.

Milestone, directly and through its wholly-owned subsidiaries, is engaged in the business of owning, acquiring, managing, developing and investing in real estate and real estate related assets.